UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2005

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1 of 4 pages

ITEM 8.01	Other Events

On November 3, 2005, Myriad Genetics, Inc. (“Myriad”) issued a press release announcing the pricing of its public offering of 7,000,000 shares of its common stock at an offering price of $18.50 per share (the “Offering”). Myriad has granted the underwriters a 30-day option to purchase an additional 1,050,000 shares of common stock to cover over-allotments, if any. The aggregate gross proceeds, before commissions and expenses, of the Offering will be approximately $129.5 million (approximately $148.9 million if the underwriters exercise their over-allotment option in full). All of the shares are being offered by Myriad. JPMorgan Securities Inc. is acting as the sole book-running manager in the Offering with Bear, Stearns & Co. Inc. and UBS Securities LLC acting as co-lead managers. Piper Jaffray & Co., First Albany Capital Inc. and JMP Securities LLC are acting as co-managers. The information contained in the press release dated November 3, 2005 is incorporated herein by reference and attached to this Current Report on Form 8-K as Exhibit 99.1 hereto.

Also on November 3, 2005, Myriad filed with the SEC, a prospectus supplement relating to the Offering. In connection with the filing of the prospectus supplement with the SEC, Myriad is filing the underwriting agreement relating thereto as Exhibit 1.1 hereto and the legal opinion of the Company’s counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as to the validity of the common stock as Exhibit 5.1 hereto.

ITEM 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are filed with this report:

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 3, 2005.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding the validity of the common stock being offered.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

99.1	Press Release, dated November 3, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: November 3, 2005	By:	/S/ PETER D. MELDRUM
Peter D. Meldrum President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 3, 2005.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding the validity of the common stock being offered.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

99.1	Press Release, dated November 3, 2005

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